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                                  ASSURANT(R)

                           One Chase Manhattan Plaza
                               New York, NY 10005
                                 T 212.859.7000
                                www.assurant.com

April 29, 2011

Board of Directors
Union Security Insurance Company
2323 Grand Boulevard
Kansas City, MO 64108

Re: Union Security Insurance Company
    File no. 333-166455

Ladies and Gentlemen:

I am an Assistant Secretary and the Chief Compliance Officer of Union Security Insurance Company (the "Company"), a Kansas insurance company, in connection with the registration of securities in the form of certain modified guaranteed annuities (the "Contracts") under the Securities Act of 1933, as amended, pursuant to Post-Effective Amendment No. 1 to the Company's abovementioned Registration Statement on Form S-1 (the "Registration Statement"). I am furnishing this opinion letter to you at the Company's request to enable the Company to fulfill the requirements of Item 16 of Form S-1 and Item 601(b)(5) of Regulation S-K of the U.S. Securities and Exchange Commission (The "Commission"). In connection with my opinion, I have examined such documents (including the Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. The Company is a corporation validly existing as a stock life insurance company under the laws of Kansas and is duly authorized by the Insurance Department of the State of Kansas to issue the Contracts.

2. To my knowledge, the forms of the Contracts that will be issued by the Company have been filed in states where they are eligible for approval and, when issued as contemplated by the Registration Statement, the Contracts will be valid and binding obligations of the Company.

I have relied as to certain matters on information obtained from public officials, officers of the Company, the administrator of the Contracts and other sources believed by me to be responsible. This opinion letter is provided to the Company for its use solely in connection with the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without my express written consent, except that the Company may file a copy of this opinion letter with the Commission as an exhibit to the Registration Statement. I am admitted to the Bar of the State of New York, but I am not licensed to practice law in the State of Kansas. With respect to all matters of Kansas law, I have relied upon the opinion of Kenneth Bowen, Esq., Vice President and General Counsel of the Company, dated the date hereof, and my opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Kenneth Bowen, Esq. No opinion may be implied or inferred beyond those expressly stated above. This opinion letter is rendered as of the date hereof, and I have no obligation to update this opinion letter.

Sincerely,

/s/ Stephen W. Gauster

Stephen W. Gauster
Assistant Secretary and Chief Compliance Officer
Union Security Insurance Company